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                   USA INTELLECTUAL PROPERTY LICENCE AGREEMENT

THIS AGREEMENT is made on October 12, 1998

BETWEEN

1. OZEMAIL INTERLINE PTY LIMITED (ACN 078 742 891) of Level 1, OzEmail Center, 39 Herbert Street, St Leonards, New South Wales, Australia ("OZI").

2. TELTRAN INTERNATIONAL GROUP, LTD. of One Penn Plaza, Suite 4632, New York, NY 10119 ("Teltran")

BACKGROUND

A.       OZI has acquired the System.

B. OZI is seeking service providers to operate a service using the System in other countries and to join with it in providing a worldwide service comprised of interconnected Systems.

C. Teltran has applied to become a service provider in respect of the System and OZI has agreed to admit it on the terms of this Agreement.

D. Under that System, a potential user in a particular region uses the Node Hardware installed on his site to transmit data. Teltran notifies OZI of the intended destination of the data. OZI provides routing information sufficient to enable Teltran to route the data over IP Networks (including the Internet) to a Participant (as defined below) in the distant location who receives the data to be processed further. The Participant facilitating the data termination may be Teltran (eg intra-Territory data transfer). Subject to the terms of this Agreement, Teltran must terminate data which is routed to it from Participants.

E. The parties have entered into this Agreement to record their arrangement in relation to the intellectual Property of the System.

F. Simultaneously herewith the parties will enter into the Interconnectivity and Support Agreement which records their arrangements in relation to the operation of a service using the System.

OPERATIVE PROVISIONS

1.       DEFINITIONS AND INTERPRETATION

1.1      Unless the context otherwise requires:

         Agreement means this agreement and all schedules attached to this Agreement as amended from time to time;

         Associate means, with reference to a specified Person, a Person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, that Person;

         Call means data transmitted and received by using the VIN Hardware and the service.

         Closed Group means a group as defined in clause 1 of the Interconnectivity and Support Agreement;

         Confidential Information means all information passing from one Party to the other Party relating to the business of the disclosing Party or any other Person who has contracted with OZI to terminate and originate Calls, including but not limited to trade secrets, technology, inventions (whether patentable or not), drawings, know-how, techniques, source and object code, business and marketing plans and projections, arrangements and agreements with third parties, customer information and customer information proprietary to customers, formulae, suppliers, customer lists, concepts not reduced to material form, designs, plans, and models but excludes information:

         (a) which is in or becomes part of the public domain other than through breach of this Agreement;

         (b) which the receiving Party can prove by contemporaneous written documentation was already rightfully known to it at the time of disclosure by the disclosing Party or its representatives;

         (c) which the receiving Party rightfully acquires from a third party entitled to disclose it free of obligations of confidentiality;

         (d) which the receiving Party is obliged by law to disclose provided that reasonable prior notice is given to the disclosing Party;
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         Customer means a Person who is provided with a personal identification number by a Participant, or who is otherwise authorised by a Participant to make Calls using the Service;

         Dollar and $ means a United States Dollar;

         Documentation means all system manuals and user manuals provided by OZI under this Agreement.

         Documentation includes the Operations Manual;

         Intellectual Property means all intellectual property rights throughout the world including but not limited to patent and patentable rights (including the right to apply for patents), confidential information, trade secrets, trade marks, circuit layout rights, know how and approvals of any nature and copyright;

         Interconnectivity and Support Agreement means the agreement of that name between the parties on the date of this Agreement;

         Internet means any combination of interconnected Systems, including Internet, intranet or extranet, used by OZI and Participants for the delivery of the Service including all existing protocols (such as ATM, frame relay, TCP/IP, voice IP, fax IP) and all new and/or modified protocols which may be developed and/or implemented during the Term;

         Licensed Rights means the licences and rights granted to Teltran pursuant to clause 2;

         Network means any packet switched network, including the Internet and networks based on ATM or frame relay;

         VIN Hardware means any hardware set out in the Operations Manual as necessary for the carriage or routing of Calls or of particular types of Calls between Participants and includes all or any part of the installations known as FINs and VINs;

         Operations Manual means the documents referred to in Schedule 1 of the Interconnectivity and Support Agreement as amended from time to time pursuant to the terms of that agreement;

         Origination Tariff means the tariff set from time to time in accordance with clause 11 and Schedule 3 Part B;

         OZI Software means the software set out in Schedule 2 in object code format as modified by OZI from time to time and otherwise as set out in this Agreement;

         Participant means any of OZI, Teltran and other Persons who have contracted with OZI or an affiliate to terminate and originate Calls (including Resellers appointed by other affiliates) and the Participants means all those Participants;

         Party means either Teltran or OZI and Parties means both of them;

         Person includes an individual, company, corporation, partnership, government or government agency, authority or entity however designated or constituted;

         PSTN means public switched telephone network;

         Reseller means a Reseller appointed pursuant to clause 7 of the Interconnectivity and Support Agreement;

         Service means the routing and carriage of Calls from origination to termination across a Network as contemplated by this agreement, or, as the context requires, that part of the Service for which OZI alone is responsible;

         Sublicensee means a sublicensee of Teltran appointed in accordance with the terms of this Agreement;

         System means a combination of specialised hardware and software modules to be provided by OZI to Teltran under this Agreement and/or the Interconnectivity and Support Agreement, which, when used in concert with each other, will facilitate Calls to be originated, carried, routed and Terminated via Networks;

         Term means the period from the date of this Agreement until its expiry or other termination;

         Termination in relation to a Call means that part of the Service which involves attempting to secure a connection between the Node Hardware to which the Call has been routed and the Call's ultimate destination (via a PSTN if applicable) and carrying that Call in its entirety between those two points once that connection is established. To Terminate a Call has a corresponding meaning.

         Termination Point, in relation to a Call, means the Call's ultimate dialled destination; and

         Territory means the area set out in Schedule 1, as amended by written agreement of the Parties from time to time

2.       LICENCE


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2.1      Subject to the terms and conditions of this Agreement and applicable laws, OZI grants Teltran the non-exclusive licence in the Territory and during the Term to:

         (a) Use OZI Software including copying the same in the manner permitted under this Agreement.

         (b) Use, and reproduce as may be reasonably necessary for training, archival, disaster recovery or other non-productive purposes, the Documentation;

         (c) Use, and reproduce any part of the Documentation as reasonably necessary to comply with its obligations under this Agreement;

         (d) Use the hardware configuration described in the Operations Manual, solely for the purpose of performing its obligations under this Agreement;

         (e) Use any advertising or promotional material provided by OZI, solely for the purposes of promoting the Service; and

         (f) Use the Intellectual Property comprised in any of the items referred to in paragraphs (a) to (e) as amended from time to time for those purposes.

2.2 Subject to the terms and conditions of this Agreement OZI also grants to Teltran non-exclusive licences during the Term but outside the Territory to:

         (a) Activate OZI Software located on VIN Hardware by other Participants solely in the course of routing Calls in the course of providing the Service in respect of Calls routed from VIN Hardware in the Territory; and

         (b) Use the Intellectual Property comprised in any of the items referred to in paragraph (a) as amended from time to time for those purposes.

2.3 Teltran expressly recognises that the Licensed Rights shall be subject to the retention by OZI of the right to exercise and license within the Territory and during the Term the rights to activate OZI Software located on VIN Hardware solely in the course of routing Calls in the course of providing the Service in respect of Calls routed from VIN Hardware.

2.4 Save as provided in this Agreement and the Interconnectivity and Support Agreement, Teltran has no rights to OZI Software, the VIN Hardware, the Documentation or any Intellectual Property of OZI relating to the same or the Service.

2.5      To the extent permitted by applicable law:

         (a) Teltran undertakes not to reverse engineer, disassemble, or decompile the object code version of OZI Software; and

         (b) Teltran must not make or permit any adaptations or derivative works based on OZI Software.

2.6 If and to the extent that Teltran develops any adaptations or derivative works (whether or not permitted under this Agreement), Teltran acknowledges and agrees that the whole of the Intellectual Property in any adaptations or derivative works based on OZI Software vest in OZI. Teltran undertakes to do all things necessary or desirable to assign or otherwise vest or evidence or record the assignment or vesting of those intellectual property rights in OZI. Teltran undertakes to immediately advise OZI of the development of any such adaptation or derivative works and to provide full details thereof including source code to OZI.

3. SERVICE OBLIGATIONS

3.1 Teltran must:

         (a) Ensure that all VIN Hardware and OZI Software used by it in relation to the Service is operated in accordance with the Operations Manual;

         (b) Not operate any VIN Hardware outside the Territory except as authorised by clauses 2 and 5 or clause 8 of the Interconnectivity and Support Agreement; and

         (c) Provide OZI with remote access to Teltran systems sufficient for OZI to update any OZI Software and to enable OZI to verify Teltran compliance with the technical aspects of its obligations under this Agreement, and otherwise as set out in the Operations Manual.

4.       OZI RESPONSIBILITIES

4.1 OZI must calculate and notify Teltran of the payments required by Teltran under this Agreement.

4.2 OZI shall, at the request of Teltran, use all reasonable efforts to modify any billing reports to a form reasonably requested by Teltran on the basis that Teltran shall pay to OZI an amount equal to the direct cost plus 10 percent of carrying out such work.


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4.3      OZI undertakes that it will retain rights to OZI Software and utilise the same in the provision of the Service.

5.       RIGHT TO SUBLICENSE

5.1 Teltran shall not sell, transfer, sublicense or otherwise dispose of all or any of the Licensed Rights granted under this Agreement, without the prior written consent of OZI, which may be withheld by OZI at its absolute discretion.

5.2 Without limiting clause 5.1, Teltran may grant rights to Resellers appointed pursuant to and subject to the conditions of the Interconnectivity and Support Agreement, which involve limited use of the Licensed Rights on such terms as may be approved by OZI in writing in advance. Any attempt to grant such rights without the approval of OZI shall be void.

6. ROYALTY BASED ON TIME

6.1      Under this Agreement:

         (a) the calculation of all billing information for charges incurred between OZI and Teltran may be carried out by OZI and/or Teltran;

         (b) OZI will charge Teltran a royalty in respect of Calls originated in the Territory or from Closed Groups which Teltran has sublicensed calculated in accordance with clause 6.2.

6.2      The Royalty Fee for a period is the total of:

         (a) the aggregate of the fees payable for each Call originated in the Territory which Teltran has sublicensed during that period calculated in accordance with clause 1 of Schedule 3 using, where appropriate, the time for each Call determined in accordance with clause 6.3; and

         (b) any additional amounts payable under clause 7 or otherwise in accordance with the provisions of Schedule 3.

6.3 The time for each Call for the purposes of clause 6.2 is the time of that Call (determined in minimum increments of six seconds rounded down) commencing from the time the cessation of ringback from the Termination Point and concluding at the time that the Call originator hangs up.

7.       ROYALTY NOT BASED ON TIME

7.1 Where and to the extent Teltran or any Reseller or any Associate of Teltran or a Reseller receives or is credited with a payment or other benefit arising out of or in respect of the use, licensing or provision of the Licensed Rights and this Agreement does not otherwise set out a percentage or amount payable by Teltran to OZI, Teltran shall pay to OZI each month a fee calculated in accordance with clause 2 of Schedule 3 and any guidelines determined thereunder.

7.2 Teltran shall pay all amounts payable in accordance with this clause 7 within fourteen (14) days of the end of the month in which the payment or benefit was obtained by Teltran.

7.3 Teltran shall promptly provide to OZI all information reasonably necessary for the purposes of determining entitlements under this clause 7.

8.       GENERAL PROVISIONS RELATING TO PAYMENT OF ROYALTIES

8.1 Any payments due pursuant to this Agreement, including but not only royalties payable under clauses 6 and 7, may be netted off (set off) by OZI. Invoices will be for gross charges (i.e. not netted) and expressed in US dollars.

8.2 OZI may invoice Teltran each calendar month in arrears. Invoices shall be transmitted to Teltran by electronic mail or fax and are deemed received at the time of transmission (unless a nondelivery message is received). Invoices will not include all Call information which will be posted to appropriate web pages so that it can be accessed by Teltran in accordance with the Operations Manual.

8.3 Teltran must pay each invoice within fourteen (14) days of the date the invoice is received or deemed to be received under clause 8.2.

8.4 All payments must be made by direct wire transfer into an account nominated in writing with communication of payment.

8.5 All fees and other payments under this Agreement must be made in United States dollars. Fees based on sales in other currencies are converted to dollars at the official closing rate of exchange for that currency in the U.S. market, as published in the Wall Street Journal (Western Edition) on
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         the last day of the calendar month to which the fee related (or, if not published on that day, the last day in that month that the Wall Street Journal published that rate).

8.6 All amounts payable under this Agreement are exclusive of all withholding tax, sales tax, value added tax, goods and services tax, consumption tax, use tax or other taxes, customs, duties and similar levies if any, payable in or to any jurisdiction or authority whatsoever (other than taxes on the net income of the relevant Party). Where any payment would otherwise require deduction of any tax, custom, duty or levy the paying Party must pay a grossed up amount such that, after any payment by the paying Party in respect of those taxes, customs, duties or levies, the Party being paid receives the amount calculated under this Agreement. The paying Party shall then promptly pay all such withholdings and shall provide to the Party being paid original receipts for such payment. The Party being paid shall refund to the paying Party any grossed up amount to the extent that it actually obtains relief, a benefit or credit including by offsetting the amount received against tax otherwise payable in respect of the withholdings paid by the paying Party promptly after receipt of that relief, benefit or credit.

8.7 Overdue amounts accrue interest from the relevant due date until the date that payment is received at the rate of the lesser of:

         (a) the LIBOR Rate last quoted at the relevant due date plus four percent (4%); and

         (b)      the greatest percentage permitted by applicable law.

9.       RECORDS

9.1 Each of the Parties in their principal place of business must keep, maintain and preserve during the term of this Agreement and for at least four (4) years following the expiration of this Agreement, complete and accurate records covering all transactions relating to this Agreement including transaction logs.

9.2 Those records must be available for inspection by the other Party from time to time for four (4) years following the expiration of the agreement, during reasonable business hours and upon reasonable notice. Each Party may make copies of any part of the other Party's records and must ensure that the other Party is not hindered while inspecting or copying their records.

9.3 OZI may elect to conduct an audit of Teltran in relation to its compliance with this Agreement and the records it has kept in relation to it twice in any year. OZI may elect to conduct an audit of Teltran in relation to its compliance with the payment of Licence Fees under this Agreement. The auditing Party must give the other Party at least thirty (30) days' notice of any audit. For the purpose of conducting any audit, the audited Party must, at its own expense provide the auditing Party, or its independent auditors with: (a) access to its premises and office space; and (b) all information, facilities, services and accessories reasonably required by them.

9.4 If an audit indicates a material inaccuracy (being a variation of the greater of five percent (5%) of net amounts payable between the parties during the period covered by the audit and $50,000.00), the party receiving the benefit of that inaccuracy must indemnify the other party for the cost of the audit.

9.5 If an audit indicates an inaccuracy, the Party receiving the benefit of that inaccuracy must pay to the other Party any outstanding amount

9.6 Without limiting the generality of clause 8.1 of the Interconnectivity and Support Agreement, Teltran shall ensure that it has the right to conduct an audit in similar terms to this clause in respect of any Reseller and shall carry out such an audit where reasonably requested by OZI on the basis that the costs of such audit shall be borne by OZI if no material inaccuracy in relation to that Reseller (being a variation of the greater of five percent (5%) or more of net amounts payable between the Reseller and Teltran during the period covered by the audit and $50,000) is indicated.

9.7 Teltran shall co-operate in accessing and making available all information reasonably necessary from Resellers and Associates of Resellers and Teltran to establish compliance by Resellers with the Required Terms and compliance by Teltran under this Agreement.

10.      DOCUMENTATION

10.1     OZI may amend any Documentation from time to time by written notice to Teltran. OZI undertakes to make reasonable efforts to consult with OZI in relation to any proposed changes to the Operations Manual and to give at least thirty (30) days notice of such changes provided that
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         OZI may shorten this period if, in its opinion, amendments must be made urgently to maintain the reputation, goodwill and/or integrity of the Service. OZI undertakes to act reasonably in relation to changes to the Operations Manual.

10.2 OZI shall supply updates to OZI Software and Documentation to reflect the appointment of new Participants and otherwise as required.

10.3 OZI shall provide OZI Software and Documentation either by physical delivery or by posting the same on Web pages which can be accessed by Teltran or other agreed electronic transmission.

10.4 OZI is not required to prepare translations of the Documentation or OZI Software into any language.

10.5 Teltran may prepare translations of Documentation or any part of it into any other language. Teltran must ensure that all copyright and other intellectual property rights in any translation it prepares is vested in OZI. Teltran indemnifies OZI against any loss OZI suffers as a result of any Person's use of Teltran translations.

11.      TARIFFS

         The Parties acknowledge that the Origination Tariff (and changes thereto) shall be calculated in accordance with Schedule 3.

12.      WARRANTIES

12.1 Each Party warrants that it has full power to enter into this Agreement, perform its obligations under it and that the person signing this Agreement on its behalf has been duly authorised and empowered to enter into it. Each Party acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained in it or expressly incorporated by reference.

12.2 Teltran and OZI must not represent or warrant to any Person that the Service or any software program or related documentation provided by or on behalf of either Party:

         (a) will meet any performance criteria or any Participant's or any Customer's requirements except to the extent it is explicitly, or by necessary implication, stated to meet them within the Documentation;

         (b)      will be error free; or

         (c) will not be interrupted by reason of defect in it, the general nature of Internet communications or by reason of fault on the part of any Participant.

12.3 The Parties acknowledge that because of the nature of the technology and Networks, the Call quality of Calls transmitted over it may be less than that from the normal use of the PSTN.

12.4 To the greatest extent possible under applicable law, each Party expressly waives all representations, warranties or conditions not specifically set out in this Agreement which may be available to the other Party, including but not limited to implied representations, warranties or conditions of merchantable quality or fitness for a particular purpose and those arising by statute or otherwise in law or from course of dealing or usage of trade.

12.5 Each party is responsible for the actions and omissions of its employees and agents who cause damage to the other, whether through fraud or otherwise. Each party indemnifies and holds the other party harmless from any and all damages caused by such persons.

13.      LIMITATION OF LIABILITY

13.1     The limitation of liability provisions of this Agreement:

         (a) reflect an informed voluntary allocation of the risks (known and unknown) that exist in connection with the provision of goods and services under this Agreement by OZI including the performance of the Service;

         (b) take precedence over and apply notwithstanding any other provisions of this Agreement; and

         (c) form a material part of the agreement reached between the Parties.

13.2 TO THE EXTENT PERMISSIBLE BY LAW, OZI HAS NO LIABILITY UNDER OR IN RESPECT OF THIS AGREEMENT EXCEPT AS SET OUT IN IT OR IN THE INTERCONNECTIVITY AND SUPPORT AGREEMENT.

14.      TERM AND TERMINATION
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14.1     This Agreement commences on the date of execution by the last of the
         Parties and continues in effect for a period of three (3) years from that date, unless otherwise terminated pursuant to the terms of this Agreement.

14.3     This Agreement may be terminated:

         (a) by Teltran, for a material breach of this Agreement by OZI, at Teltran option, upon written notice if OZI has not cured the breach within thirty (30) days after receiving written notice;

         (b) by OZI, for a material breach of this Agreement by Teltran, at OZI's option, upon written notice if Teltran has not cured a material breach within thirty (30) days of receiving written notice; and

         (c) by either Party, upon the other Party coming under any form of administration or relief relating to insolvency.

14.4 On termination and without prejudice to any other rights which the Parties may have:

         (a) each Party must immediately deliver to the other Party, the other Party's Confidential Information then in its possession or control, if any, and must deliver a certificate of an officer of such Party attesting that all Confidential Information has been returned;

         (b) each Party must not make any further use of the other Party's Confidential Information;

         (c) each Party must immediately pay all sums owing to the other under this Agreement or as they subsequently become due hereunder; and

14.5     Clauses 2.4, 2.6, 9, 12, 13, 14, 15, 16, 17, 18 and 20 shall survive any termination or expiration of this Agreement.

14.6 Within thirty (30) days of any termination or expiration of this Agreement, Teltran must, at its cost, return to OZI or destroy all copies of OZI Software (other than Software embedded in hardware), and must not, and has no implied license to, in any way utilise OZI's Intellectual Property Rights, PROVIDED THAT if the Agreement is terminated as a result of a default of OZI, Teltran shall be allowed a period of two (2) months' grace to comply with this clause.

15.      CONFIDENTIALITY

15.1 Each Party may use the Confidential Information of a disclosing Party only for the purposes of this Agreement and must keep confidential all Confidential Information of each disclosing Party except to the extent (if any) the recipient of any Confidential Information is required by law to disclose the Confidential Information.

15.2 Either Party may disclose Confidential Information of the other Party to those of its employees and agents who have a need to know the Confidential Information for the purposes of this Agreement but only if the employee or agent executes a confidentiality undertaking in a form approved by the other Party, such approval not to be unreasonably withheld.

15.3     This clause survives the termination of this Agreement.

16.      OWNERSHIP OF PROPRIETARY RIGHTS

16.1 Teltran does not acquire any rights in, title to or interest in OZI Software or related Documentation, except as explicitly set out in this Agreement. Specifically, OZI does not grant Teltran rights to create any translations, adaptations or derivative works of OZI Software except as contained in this Agreement.

16.2 Teltran acknowledges that OZI may sell or otherwise dispose of all or part of the technology underlying the Service or its rights to that technology to a third party, and that nothing in this Agreement prevents or restricts OZI from so doing.

17.      INDEMNIFICATION

17.1 Teltran indemnifies OZI against any and all claims and liabilities, including but not limited to reasonable legal fees, resulting from:

         (a) any claim that would otherwise have been unsuccessful but for Teltran modifications (not approved in writing by OZI) to the Service; and

         (b) any claim based upon Teltran or any Customer's use of the Service otherwise than in accordance with this Agreement.

18.      PUBLICITY
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         Teltran and OZI must cooperate regarding public relations activities, including public announcements, joint press releases, and other activities to be mutually agreed.

19.      INTERDEPENDENCE WITH INTERCONNECTIVITY AND SUPPORT AGREEMENT

19.1 This Agreement shall have no force and effect unless and until the Interconnectivity and Support Agreement becomes binding between the parties.

19.2 Any default under the Interconnectivity and Support Agreement by Teltran shall constitute a default under this Agreement by Teltran and any default under the Interconnectivity and Support Agreement by OZI shall be deemed to constitute a default under this Agreement by OZI.

19.3 Any circumstance justifying Teltran in terminating the Interconnectivity and Support Agreement shall justify Teltran in terminating this Agreement and any circumstance justifying OZI in terminating the Interconnectivity and Support Agreement shall justify OZI in terminating this Agreement.

20.      GENERAL PROVISIONS

         Co-operation

20.1 The Parties must co-operate with each other to fulfil the purpose of this Agreement. Each Party must provide all reasonable assistance to the other (except as between the Parties) in relation to the conduct of any litigation related to this Agreement. The costs of that assistance must be borne by the Party receiving the benefit of that litigation.

         Notices

20.2 Any notice required for or permitted for this Agreement must be delivered as follows with notice deemed given as indicated:

         (a)      in writing by personal delivery when delivered personally;

         (b) in writing by overnight courier upon written verification of receipt;

         (c) by telecopy or fax transmission when confirmed by telecopier or fax transmission report;

         (d) in writing by certified or registered mail, return receipt requested, upon verification of receipt; or

         (e) by receipted electronic email to an email address of the other Party nominated for the receipt of notices under this Agreement.

         All notices must be sent to the Parties at the addresses described above or to any other address that the receiving Party notifies for the purpose of notice in accordance with this clause.

         Assignment

20.3 This Agreement is not assignable or transferable by Teltran except as expressly set out herein, without the prior written consent of OZI, which consent shall not be unreasonably withheld or delayed. Any attempt to assign this Agreement without that consent is void. Teltran shall not suffer or allow a change in control (without the prior written consent of OZI, which consent shall not be unreasonably withheld or delayed in any circumstance where an assignment of Teltran interest in this Agreement to the Person acquiring control would not be permitted under this Agreement.

         Agency

20.4 Neither Party is an employee or agent of the other Party. In particular, any work performed by OZI in connection with this Agreement is performed by OZI as an independent contractor, and not as an employee or agent of Teltran. Nothing contained in this Agreement will be interpreted or construed as to characterise the relationship between OZI and Teltran as a joint venture, partnership or franchise for any purpose. Neither Party has the authority to, and neither Party shall, make any representation, prepare documents or statements on behalf of, or in the name of the other Party, give any warranties, accept any orders, enter into a contract on behalf of the other Party, or obligate the other Party in any manner, unless expressly authorised to so by this Agreement or in writing by the other Party.

         Waivers And Amendments

20.5 No failure to exercise, and no delay in exercising, on the part of either Party, any privilege, any power or any rights under this Agreement will operate as a waiver of them, nor will any single or partial exercise of any right or power under this Agreement preclude further exercise of any other right under it. Any waivers or amendments are effective only if made in writing by non-pre-printed agreements clearly understood by both Parties to be an amendment or waiver and signed by a representative of the respective Parties authorised to bind the Parties.

         Severability

20.6 If any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions shall continue in full force and effect.

         Consequence of Breach of the Other Party

20.7 If a Party breaches a term of this Agreement then to the extent that such breach renders compliance with any obligation by the other Party impossible, impractical or futile, the other Party shall be relieved from compliance with that obligation unless and until the breach is rectified.

         Governing Law

20.8 This Agreement is governed by the laws in force in New South Wales. Each of the Parties agree that the courts of New South Wales have jurisdiction over the subject matter of this Agreement and constitute the most convenient forum for hearing any proceedings arising out of any dispute between the Parties.

20.9 Teltran hereby appoints [An Officer of the Company] of [Address] as its agent for the service of all documents, notices and legal proceedings and the service of all documents, notices and legal proceedings on [Officer of the Company] will be deemed to be served on Teltran.

20.10 The application of the United Nations Convention for the International Sale of Goods is expressly disclaimed.

20.11 The prevailing Party in any action to enforce this Agreement is entitled to recover costs and expenses including, without limitation, legal fees.

         Force Majeure

20.12 An obligation of a Party under this Agreement is suspended during any period in which it is unable to perform that obligation for any reason beyond the reasonable control that Party or its Associates, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots, war, governmental requirements and the actions or omissions of the other Party (force majeure event). If the force majeure event extends for more than twenty one (21) days and there is an actual or threatened material disadvantage to either Party, it may, at its option, terminate this Agreement.

         Entire agreement

20.13 This Agreement including its Schedules constitutes the entire agreement between the Parties with respect to its subject matter except as set out herein. This Agreement supersedes, and the terms of this Agreement govern any other prior or collateral agreements with respect to its subject matter with the exception of the Telecommunications Services Agreement (including Schedules a through d) executed between Teltran and OZI 12 December 97 and any other subsequent agreements which may be entered into regarding the current re-filing relationship between Teltran and OZI. Any amendments to this Agreement must be in writing and executed by an officer of the Parties.

20.14 This Agreement has precedence over the Documentation to the extent of any inconsistency.

20.15    To the extent that any applicable law prohibits any provision of this
         Agreement:

         (a) that provision is to be read down to the extent necessary to comply with that law; and

         (b) the parties shall negotiate in good faith to modify this Agreement in good faith in a manner reasonably appropriate to meet with the requirements of any applicable law.

         Teltran must keep OZI informed of any such laws and their effect.

20.16 To the extent this Agreement is inconsistent with Interconnectivity and Support Agreement, the terms of the Interconnectivity and Support Agreement shall prevail.

Executed by the Parties:

Teltran                                     OZEMAIL INTERLINE PTY LIMITED
                                                     (ACN 078 742 891)

By: /s/ Bryon R. Lerner                        By: /s/ J.B. Rousselot
    -------------------------                      -----------------------------

Name: Byron R. Lerner                          Name: J. B. Rousselot
      -----------------------                        ---------------------------


Title: President, and CEO                      Title: Director and CEO
       ----------------------                         --------------------------


Date: 10/2/98                                  Date: 10/19/98
      -----------------------                        ---------------------------